Exhibit 99.1
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GBA News________________________________________________________________________
November 7, 2005                            FOR FURTHER INFORMATION
                                            Hank Parry/Media;
                                            Al Waddill/Investor Information
                                            Groen Brothers Aviation, Inc.
                                            801/973-0177



       GROEN BROTHERS AVIATION SELECTED BY THE UNITED STATES DEPARTMENT OF
                   DEFENSE ADVANCED RESEARCH PROJECTS AGENCY
                  (DARPA) TO DESIGN NEXT GENERATION ROTORCRAFT
                          FOR COMBAT SEARCH AND RESCUE

         Salt Lake City, Utah - November 7, 2005 - Groen Brothers Aviation, Inc.
(GBA) (OTC: BB GNBA) announced today that the US Defense Advanced Research Projects Agency (DARPA) has selected a GBA-led team to design a proof of concept high speed, long range, vertical takeoff and landing (VTOL) aircraft designed for use in Combat Search and Rescue roles. Phase one of this potentially multi-year $40 million four phase program, begins with a fifteen month $6.4 million award to develop the preliminary design and perform key technology demonstrations. This modern rotorcraft, named by DARPA as the "Heliplane" is designed to exploit GBA's gyrodyne technology, offering the VTOL capability of a helicopter, the fast forward flight of an airplane, and the safety, simplicity and reliability of a GBA gyroplane. This aircraft type could be the next generation rotor wing aircraft, meeting economy and performance goals not considered achievable by any other type of VTOL aircraft.

         DARPA is the central research and development organization for the US Department of Defense (DoD). It manages and directs select basic and applied research for DoD, emphasizing technology development projects where payoff is high and where success may provide dramatic advances in the capabilities of our combat forces.

         "DARPA is a vastly diverse and capable organization charged with developing the world's most advanced science in military technologies of every kind," said David Groen, President and CEO of Groen Brothers Aviation. "The DARPA team is an amazing collection of scientists, engineers, and management and administrative cadre, the likes of which have no equal. We are most impressed with their dedication and are delighted with having been selected."

         "Our Team," said Jay Groen, GBA's Chairman of the Board, "includes The Georgia Institute of Technology, Adam Aircraft Industries, Williams International, and a highly renowned team of aerospace consultants." Georgia Tech is a top U.S. graduate engineering research university, with premier aerospace engineering programs and its world famous rotary wing technology program. Adam Aircraft is highly respected for its innovative use of modern composite materials, engineering quality, and rapid prototyping processes that has allowed Adam to bring to market two new high-performance aircraft: the six passenger "center-line-twin" A500 and the A700 personal jet. Williams International has developed more than 40 different small gas turbine engine systems for both military and commercial air vehicles, including the Adam A700 and many other modern "biz-jets."


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         The GBA contract with DARPA is based upon the  "gyrodyne"  concept long espoused by Groen Brothers Aviation and extensively researched by Georgia Tech. A gyrodyne is similar in appearance to a winged helicopter, and like a helicopter is capable of hovering and vertical takeoff and landing. Unlike a helicopter, however, a gyrodyne's rotor is driven by rotor blade reaction drives and are powered only during hover, takeoff and landing. During forward flight, like a gyroplane, the rotor is not powered, with forward thrust being provided by engines typical of an airplane. This use of reaction drives for rotor power and main engines for forward thrust eliminates the need for much of the cost, weight, and complexity found in helicopters, while permitting much higher forward speeds.

About Groen Brothers Aviation, Inc.

         Developing gyroplane technology since 1986, GBA is recognized as the world's leading authority on autorotative flight. The company has developed the Rolls-Royce gas turbine engine powered Hawk 4, the world's first commercially viable modern gyroplane - the first "autogiro" to utilize a jet engine. The Hawk 4 Gyroplane was used extensively for security aerial patrol missions during the 2002 Winter Olympics in Salt Lake City. The gyroplane's inherently simple design offers a safe and affordable alternative to helicopters and airplanes for many applications, including aerial observation roles in both government and private applications, agricultural aerial application, tour guide flights, and cargo/passenger transport.

         Through its American Autogyro division, the company has also developed and is currently selling a smaller kit gyroplane, the two seat "SparrowHawk," and developing a production two seat gyroplane for the Light Sport Aircraft market. These designs also provide a safe, extremely economical Airborne Patrol Vehicle (APV) for law enforcement and other government applications. The Company continues to develop a nationwide dealership network for the sale of these products.

         Further  information  about the Company,  its products,  and individual
members  of  the  GBA  Team  is  available  on  the   Company's   web  site  at:
www.gbagyros.com.

Safe Harbor Statement/Forward Looking Information Disclaimer

         Certain statements in this news release by Groen Brothers Aviation are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking information is subject to risk and uncertainty. Certain statements in this Press Release may contain forward looking information that involves risk and uncertainty, including but not limited to, the Company's ability to fund ongoing operations and to complete its obligations under the government contract and its other ongoing commitments. Future results and trends depend on a variety of factors, including the Company's successful execution of internal performance plans; product development and performance; risks associated with regulatory certifications of the Company's commercial aircraft by U.S. and foreign governments; government bid uncertainty; other regulatory uncertainties; performance issues with key suppliers and subcontractors; governmental export and import policies; and the ability to adequately finance operations including meeting its debt obligations, fund manufacturing and delivery of products.



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